                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                       Advancis Pharmaceutical Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00764L109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ] Rule  13d-1(b)
           [ ] Rule  13d-1(c)
           [X] Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 2 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Asset Management, Inc.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 06-1135192

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              2,462,975
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              2,462,975

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,462,975

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.8%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 3 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Management,
      L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159171

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              2,428,552
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              2,428,552

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,428,552

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO (Limited Liability Company)

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 4 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):13-4169871

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              351,463
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              351,463

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      351,463

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 5 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Offshore, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
     SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              289,134
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              289,134

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     289,134

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 6 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: BSHI Members, L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4179475

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              163,351
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              163,351

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      163,351

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO (Limited Liability Company)

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 7 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures
      Employee Fund, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159175

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              227,987
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              227,987

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      227,987

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 8 OF 11
-------------------                                                ------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS: BX, L.P.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
         SHARES         6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,396,617
          EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              1,396,617

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,396,617

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

--------------------------------------------------------------------------------

-------------------                                                ------------
CUSIP NO. 00764L109                   13G                          PAGE 9 OF 11
-------------------                                                ------------

Item 1(a).        Name of Issuer:  Advancis Pharmaceutical Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                    20425 Seneca Meadows Parkway
                    Germantown, MD  20876

Item 2(a).        Name of Person Filing:
                  Bear Stearns Asset Management, Inc.
                  Bear Stearns Health Innoventures Management, L.L.C.
                  Bear Stearns Health Innoventures, L.P.
                  Bear Stearns Health Innoventures Offshore, L.P.
                  BSHI Members, L.L.C.
                  Bear Stearns Health Innoventures Employee Fund, L.P.
                  BX, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  383 Madison Avenue, 28th Floor
                  New York, NY  10179

Item 2(c).        Citizenship:
                  Bear Stearns Asset Management, Inc. - New York
                  Bear Stearns Health Innoventures Management, L.L.C. - Delaware
                  Bear Stearns Health Innoventures, L.P. - Delaware
                  Bear Stearns Health Innoventures Offshore, L.P. - Cayman Islands
                  BSHI Members, L.L.C. - Delaware
                  Bear Stearns Health Innoventures Employee Fund, L.P. - Delaware
                  BX, L.P. - Cayman Islands

Item 2(d).        Title of Class of Securities:
                  Common Stock, Par Value $0.01 Per Share ("Common Stock")

Item 2(e).        CUSIP Number:
                  00764L109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  Not Applicable

Item 4.           Ownership.

                                                                                              SOLE POWER        SHARED
                                                              SOLE POWER      SHARED              TO           POWER TO
                                         AMOUNT     PERCENT   TO VOTE OR   POWER TO VOTE      DISPOSE OR      DISPOSE OR
                                      BENEFICIALLY  OF CLASS  DIRECT THE   OR DIRECT THE      DIRECT THE      DIRECT THE
           REPORTING PERSON               OWNED       (1)        VOTE          VOTE         DISPOSITION OF  DISPOSITION OF
------------------------------------  ------------  --------  ----------   -------------    --------------  --------------
Bear Stearns Asset
Management, Inc. (2)                     2,462,975   10.8%        0            2,462,975          0              2,462,975
Bear Stearns Health
Innoventures Management, L.L.C.          2,428,552   10.6%        0            2,428,552          0              2,428,552
Bear Stearns Health
Innoventures, L.P.                         351,463    1.5%        0              351,463          0                351,463

-------------------                                                -------------
CUSIP NO. 00764L109                   13G                          PAGE 10 OF 11
-------------------                                                -------------

Bear Stearns Health
Innoventures Offshore, L.P.                289,134    1.3%        0              289,134          0                289,134
BSHI Members, L.L.C.                       163,351    0.7%        0              163,351          0                163,351
Bear Stearns Health
Innoventures Employee Fund, L.P.           227,987    1.0%        0              227,987          0                227,987
BX, L.P.                                 1,396,617    6.1%        0            1,396,617          0              1,396,617

(1) Calculation based on 22,799,734 shares of Common Stock, par value $0.01 per share ("Common Stock"), reported to be outstanding as of October 26, 2004 on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2004.
(2) Bear Stearns Asset Management, Inc. ("BSAM") includes 34,426 shares of Common Stock issuable upon the exercise of certain stock options exercisable for within 60 days of December 31, 2004.

      BSAM is the managing member of Bear Stearns Health Innoventures Management, L.L.C. ("BSHI Management"), the general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BX, L.P, and BSHI Management is the managing member of BSHI Members, L.L.C. Accordingly, BSAM and BSHI Management may be deemed to be a beneficial owner of shares of Common Stock owned of record by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P., BX, L.P. and BSHI Members, L.L.C.

      Elizabeth Czerepak, Michael Aspinwall, Stefan Ryser, Fritz Buhler, Jurgen Drews, Theodore Slocomb, Aspinwall-Blanker LLC, Czerepak-Adkins LLC and BSAM, as members of BSHI Management may be deemed to share beneficial ownership of the shares shown as beneficially owned by each Reporting Person. Such person disclaims such beneficial ownership.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item  7.          Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Holding
                  Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

-------------------                                                -------------
CUSIP NO. 00764L109                   13G                          PAGE 11 OF 11
-------------------                                                -------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                           BEAR STEARNS ASSET MANAGEMENT, INC.

                            By: /s/ Elizabeth A. Czerepak
                                ------------------------------------------------
                                Name: Elizabeth A. Czerepak
                                Title: Authorized Signatory

                           BEAR STEARNS HEALTH INNOVENTURES MANAGEMENT, L.L.C.

                            By: /s/ Elizabeth A. Czerepak
                                ------------------------------------------------
                                Name: Elizabeth A. Czerepak
                                Title: Authorized Signatory

                           BEAR STEARNS HEALTH INNOVENTURES, L.P.
                           BEAR STEARNS HEALTH INNOVENTURES OFFSHORE, L.P.
                           BEAR STEARNS HEALTH INNOVENTURES EMPLOYEE FUND, L.P. BX, L.P.

                            By: Bear Stearns Health Innoventures Management,
                                L.L.C., their general partner

                            By: /s/ Elizabeth A. Czerepak
                                ------------------------------------------------
                                Name: Elizabeth A. Czerepak
                                Title: Authorized Signatory

                           BSHI MEMBERS, L.L.C.

                            By: Bear Stearns Health Innoventures Management,
                                 L.L.C., its managing member

                            By: /s/ Elizabeth A. Czerepak
                                ------------------------------------------------
                                Name: Elizabeth A. Czerepak
                                Title: Authorized Signatory